Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-117491) and related Prospectus of Seneca Foods Corporation for the registration of 967,742 shares of its Convertible Preferred Stock Series 2003 and 967,742 shares of its Class A Common Stock and to the incorporation by reference therein of our report dated May 26, 2004 with respect to the consolidated financial statements of Seneca Foods Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended March 31, 2004 and of our report dated June 11, 2004 with respect to the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                                     /s/Ernst & Young LLP

Buffalo, New York
August 31, 2004